Exhibit 99.1

Inphi Corporation

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Inphi Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inphi Corporation and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), of comprehensive income (loss), of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Inventory Valuation – Write-down for Excess or Obsolete Inventories

As described in Note 1 to the consolidated financial statements, inventories are stated at the lower of cost and net realizable value. As of December 31, 2020, the Company’s consolidated inventories balance was $111.4 million. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts. Management’s write-down is based on the comparison between inventory on hand and forecasted customer demand for each specific product. Inventory write-downs are also established when conditions indicate the net realizable value is less than cost due to technological obsolescence, changes in price level or other causes. As disclosed by management, the calculation of inventory valuation, specifically the write-down for excess or obsolete inventories, requires management to make assumptions and to apply judgment regarding forecasted customer demand and technological obsolescence.

The principal considerations for our determination that performing procedures relating to inventory valuation, specifically the write-down for excess or obsolete inventories, is a critical audit matter are (i) the significant judgment by management when estimating the write-down related to the technological obsolescence assumption, which in turn led to (ii) significant auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence relating to the technological obsolescence assumption.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s inventory valuation, including controls over management’s write-down for excess or obsolete inventories. These procedures also included, among others, testing management’s process for the write-down for excess or obsolete inventories. Testing management’s process included (i) evaluating the appropriateness of management’s process, (ii) testing the completeness and accuracy of the underlying data used by management, and (iii) evaluating the reasonableness of management’s technological obsolescence assumption. Evaluating management’s assumption related to technological obsolescence involved evaluating whether the assumption was reasonable considering (i) historical customer purchasing patterns, (ii) customer contracts, (iii) industry trends, and (iv) whether the assumption was consistent with evidence obtained in other areas of the audit.

Valuation of Developed Technology and Contract Manufacturing Rights Intangible Assets Acquired in the eSilicon Corporation Acquisition

As described in Note 2 to the consolidated financial statements, on January 10, 2020, the Company completed the acquisition of eSilicon Corporation for total consideration of approximately $214.6 million, including $33.6 million of developed technology and $105.2 million of contract manufacturing rights intangible assets being recorded. The developed technology and the contract manufacturing rights intangible assets were valued using the multi-period excess earnings method under the income approach, which involved discounting the direct cash flows expected to be generated by the developed technology and contract manufacturing rights over their remaining economic lives, net of returns on contributory assets. Management applied significant judgment in estimating the fair values of the developed technology and the contract manufacturing rights intangible assets acquired, which involved the use of significant estimates and assumptions with respect to the timing and amounts of the future revenue cash flows and revenue growth rates.

The principal considerations for our determination that performing procedures relating to valuation of the developed technology and the contract manufacturing rights intangible assets acquired in the eSilicon Corporation acquisition is a critical audit matter are (i) the significant judgment by management when determining these estimates, which in turn led to (ii) significant auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence relating to the significant assumptions related to future revenue cash flows and revenue growth rates.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to acquisition accounting, including controls over management’s valuation of the developed technology and the contract manufacturing rights intangible assets and controls over development of the significant assumptions, including future revenue cash flows and revenue growth rates. These procedures also included, among others (i) reading the purchase agreement and (ii) testing management’s process for determining the fair values of the developed technology and the contract manufacturing rights intangible assets. Testing management’s process included (i) evaluating the appropriateness of the valuation method, (ii) testing the completeness and accuracy of the underlying data used by management, and (iii) evaluating the reasonableness of the significant assumptions used by management related to future revenue cash flows and revenue growth rates. Evaluating management’s assumptions related to future revenue cash flows and revenue growth rates involved evaluating whether the assumptions were reasonable considering (i) the past performance of the acquired business, (ii) existing customer contracts, and (iii) relevant peer company data.

/s/  PricewaterhouseCoopers LLP

Los Angeles, California

February 25, 2021

We have served as the Company’s auditor since 2002.

Inphi Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$103,529	$282,723
Investments in marketable securities (amortized cost of $62,881 and $139,448 as of December 31, 2020 and 2019, respectively)	63,389	140,131
Accounts receivable, net	111,436	60,295
Inventories	111,403	55,013
Prepaid expenses and other current assets	10,137	17,463

Total current assets	399,894	555,625
Property and equipment, net	133,556	79,563
Goodwill	181,688	104,502
Intangible assets, net	231,633	168,290
Right of use assets, net	30,855	33,576
Other assets, net	30,610	34,450

Total assets	$1,008,236	$976,006

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,387	$18,771
Deferred revenue	3,281	3,719
Accrued employee expenses	35,627	13,164
Other accrued expenses	11,288	5,125
Convertible debt	58,004	217,467
Other current liabilities	45,930	33,531

Total current liabilities	190,517	291,777
Convertible debt	405,689	258,711
Other long-term liabilities	58,320	78,917

Total liabilities	654,526	629,405

Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,381,854 and 45,909,466 issued and outstanding at December 31, 2020 and 2019 respectively	53	46
Additional paid-in capital	654,883	587,862
Accumulated deficit	(302,551)	(242,807)
Accumulated other comprehensive income	1,325	1,500

Total stockholders’ equity	353,710	346,601

Total liabilities and stockholders’ equity	$1,008,236	$976,006

The accompanying notes are an integral part of these consolidated financial statements.

Inphi Corporation

Consolidated Statements of Income (Loss)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue	$682,954	$365,635	$294,490
Cost of revenue	311,823	152,814	129,345

Gross profit	371,131	212,821	165,145

Operating expenses:
Research and development	269,147	183,875	167,924
Sales and marketing	61,290	47,722	43,080
General and administrative	57,519	30,672	28,302

Total operating expenses	387,956	262,269	239,306

Loss from operations	(16,825)	(49,448)	(74,161)
Interest expense	(35,221)	(34,920)	(32,209)
Loss on early extinguishment of debt	(13,539)	—	—
Other income, net	10,295	11,853	2,408

Loss before income taxes	(55,290)	(72,515)	(103,962)
Provision (benefit) for income taxes	4,454	396	(8,211)

Net loss	$(59,744)	$(72,911)	$(95,751)

Earnings per share:
Basic	$(1.20)	$(1.61)	$(2.19)

Diluted	$(1.20)	$(1.61)	$(2.19)

Weighted-average shares used in computing earnings per share:
Basic	49,901,181	45,226,717	43,690,581
Diluted	49,901,181	45,226,717	43,690,581

The accompanying notes are an integral part of these consolidated financial statements.

Inphi Corporation

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(59,744)	$(72,911)	$(95,751)
Other comprehensive income (loss):
Available for sale investments:
Change in unrealized gain or loss, net of $0, $0, and $0 tax expense in 2020, 2019 and 2018, respectively	121	1,173	(179)
Realized gain reclassified into earnings, net of $0, $0, and $0 tax expense in 2020, 2019 and 2018, respectively	(296)	(62)	(1)

Comprehensive loss	$(59,919)	$(71,800)	$(95,931)

The accompanying notes are an integral part of these consolidated financial statements.

Inphi Corporation

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stock- holders’ Equity
	Shares	Amount
Balance at December 31, 2017	42,780,229	$43	$484,934	$(74,145)	$569	$411,401
Issuance of common stock from exercise of stock options	187,742	—	719	—	—	719
Issuance of common stock from restricted stock unit grants, net of shares withheld for tax	1,041,258	1	(19,286)	—	—	(19,285)
Issuance of common stock from employee stock purchase plan	283,493	—	5,906	—	—	5,906
Stock-based compensation expense	—	—	63,884	—	—	63,884
Net loss	—	—	—	(95,751)	—	(95,751)
Other comprehensive loss, net	—	—	—	—	(180)	(180)

Balance at December 31, 2018	44,292,722	$44	$536,157	$(169,896)	$389	$366,694
Issuance of common stock from exercise of stock options	253,980	—	2,616	—	—	2,616
Issuance of common stock from restricted stock unit grant, net of shares withheld for tax	1,154,043	2	(34,140)	—	—	(34,138)
Issuance of common stock from employee stock purchase plan	208,721	—	6,374	—	—	6,374
Stock-based compensation expense	—	—	76,855	—	—	76,855
Net loss	—	—	—	(72,911)	—	(72,911)
Other comprehensive loss, net	—	—	—	—	1,111	1,111

Balance at December 31, 2019	45,909,466	$46	$587,862	$(242,807)	$1,500	$346,601
Issuance of common stock from exercise of stock options	812,710	1	11,189	—	—	11,190
Issuance of common stock from restricted stock unit grant, net of shares withheld for tax	1,224,276	1	(94,203)	—	—	(94,202)
Issuance of common stock from employee stock purchase plan	128,892	—	7,893	—	—	7,893
Conversion feature of Convertible Notes 2020, net of issuance costs	—	—	100,616	—	—	100,616
Purchase of Capped Call 2020	—	—	(55,660)	—	—	(55,660)
Impact of repurchases of Convertible Notes 2015 and Convertible Notes 2016	4,977,756	5	(14,048)	—	—	(14,043)
Conversion of Convertible Notes 2015 to common stock	24	—	—	—	—	—
Issuance of common stock from maturity of Convertible Notes 2015	851,448	1	(14)	—	—	(13)
Maturity of Capped Call 2015	(522,718)	(1)	1	—	—	—
Stock-based compensation expense	—	—	111,247	—	—	111,247
Net loss	—	—	—	(59,744)	—	(59,744)
Other comprehensive loss, net	—	—	—	—	(175)	(175)

Balance at December 31, 2020	53,381,854	$53	$654,883	$(302,551)	$1,325	$353,710

The accompanying notes are an integral part of these consolidated financial statements.

Inphi Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net loss	$(59,744)	$(72,911)	$(95,751)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	127,650	96,694	82,719
Stock-based compensation	111,247	76,855	63,884
Gain from sale of an equity investment	—	(924)	—
Loss on disposal of property and equipment	484	444	331
Net unrealized gain on equity investments	(2,010)	(2,201)	(2,441)
Realized gain on an equity investment	(4,999)	—	—
Impairment of non-marketable equity investment	—	—	7,000
Deferred income taxes	3,703	337	(8,628)
Accretion of convertible debt and amortization of debt issuance costs	29,277	28,353	26,394
Amortization of premiums (discount) on marketable securities	144	(1,118)	(583)
Loss on termination of software lease contracts	3,370	—	—
Loss on early extinguishment of debt	13,539	—	—
Other noncash items	(52)	(46)	2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(50,841)	(1,524)	6,722
Inventories	(35,178)	(21,961)	(1,331)
Prepaid expenses and other assets	28,372	(2,707)	549
Income tax payable/receivable	585	279	(1,671)
Accounts payable	11,240	482	1,963
Accrued expenses	(11,406)	(805)	(4,902)
Deferred revenue	(7,939)	(1,713)	4,997
Other liabilities	(1,857)	(590)	(1,095)

Net cash provided by operating activities	155,585	96,944	78,159

Cash flows from investing activities
Purchases of property and equipment	(74,823)	(29,518)	(31,713)
Proceeds from disposal of property and equipment	—	—	145
Purchases of marketable securities	(41,909)	(274,246)	(248,038)
Sales of marketable securities	65,588	168,426	11,654
Maturities of marketable securities	53,072	203,068	242,825
Proceeds from sale of equity investments	14,999	3,424	2,414
Acquisitions of businesses, net of cash acquired	(223,731)	—	—
Purchases of intangible assets	(788)	(1,137)	(126)
Purchases of equity investments in private companies	(5,999)	(7,000)	(12,811)

Net cash provided by (used in) investing activities	(213,591)	63,017	(35,650)

Cash flows from financing activities
Proceeds from exercise of stock options	11,190	2,616	719
Proceeds from employee stock purchase plan	7,893	6,374	5,906
Proceeds from issuance of Convertible Notes 2020, net of cost	493,350	—	—
Payments of third party issuance costs on Convertible Notes 2020	(857)	—	—
Payment for repurchases and settlement of Convertible Notes 2015 and Convertible Notes 2016	(461,236)	—	—
Minimum tax withholding paid on behalf of employees for net share settlement	(80,375)	(33,596)	(19,118)
Payments of obligations related to purchase of intangible assets	(35,158)	(24,221)	(21,311)
Repayment of long-term loan	—	—	405
Purchase of Capped Call 2020	(55,660)	—	—
Payments of obligations related to equipment financing	(335)	(429)	(542)

Net cash used in financing activities	(121,188)	(49,256)	(33,941)

Net increase (decrease) in cash and cash equivalents	(179,194)	110,705	8,568
Cash and cash equivalents at beginning of year	282,723	172,018	163,450

Cash and cash equivalents at end of year	$103,529	$282,723	$172,018

Supplemental cash flow information
Income taxes paid (refund received)	$574	$(155)	$2,155
Interest paid	5,932	6,577	5,818
Supplemental disclosure of non-cash investing and financing activities
Software license intangible assets	1,870	57,406	20,066
Settlement of net receivable from eSilicon as part of purchase consideration	5,250	—	—
Marketable equity investment acquired as settlement of receivable from a customer	—	2,500	—

The accompanying notes are an integral part of these consolidated financial statements.

Inphi Corporation

Notes to Consolidated Financial Statements

(Dollars in thousands except share and per share amounts)

1. Organization and Summary of Significant Accounting Policies

Inphi Corporation (the “Company”), a Delaware corporation, was incorporated in November 2000. The Company is a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and cloud markets. The Company’s semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments and enable the rollout of next generation communications and cloud infrastructures. In addition, the semiconductor solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment and data centers.

On January 10, 2020, the Company completed the acquisition of eSilicon Corporation (“eSilicon”) for $214,644. The revenue and expenses of eSilicon from January 10, 2020 onwards are included in the consolidated statements of income (loss).

On May 18, 2020, the Company purchased certain assets and rights of Arrive Technologies, Inc. (“Arrive”) for $20,141. The revenue and expenses related to this purchase from May 18, 2020 onwards are included in the consolidated statements of income (loss).

The Company is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on the Company’s future financial position or results of operations or cash flows: ability to sustain profitable operations due to losses incurred and accumulated deficit, dependence on a limited number of customers for a substantial portion of revenue, product defects, risks related to intellectual property matters, lengthy sales cycle and competitive selection process, lengthy and expensive qualification process, ability to develop new or enhanced products in a timely manner, market development of and demand for the Company’s products, reliance on third parties to manufacture, assemble and test products and ability to compete.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of the Company and subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Business Combinations

The Company accounts for acquisitions of business using the purchase method of accounting, which requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of income (loss).

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date including the Company’s estimates for intangible assets, contractual obligations assumed and pre-acquisition contingencies where applicable. Although, the Company believes the assumptions and estimates made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets the Company acquired include future expected cash flows from product sales, customer contracts and acquired technologies, expected costs to develop in-process research and development (“IPR&D”) into commercially viable products and estimated cash flows from the projects when completed and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates and judgments compared to historical experience and expected trends.

On an ongoing basis, management evaluates its estimates, including those related to (i) the accounts receivable credit losses and allowance for distributors’ price discounts; (ii) write-down for excess and obsolete inventories; (iii) warranty obligations; (iv) the value assigned to and estimated useful lives of long-lived assets; (v) the realization of tax assets and estimates of tax liabilities and tax reserves; (vi) the measurement of non-marketable equity securities; (vii) amounts recorded in connection with acquisitions; (viii) recoverability of intangible assets and goodwill; and (ix) the recognition and disclosure of fair value of convertible debt and contingent liabilities. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company engages third party valuation specialists to assist with estimates related to the valuation of certain financial instruments and assets associated with various contractual arrangements, and valuation of assets acquired in connection with acquisitions. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions or circumstances.

In March 2020, the outbreak of COVID-19 was declared a pandemic by the World Health Organization. While the nature of the situation is dynamic, the Company has considered the impact when developing its estimates and assumptions. The Company assessed certain estimates and assumptions that generally require consideration of forecasted financial information in context with the information reasonably available to the Company and the unknown future impacts the COVID-19 pandemic as of December 31, 2020 and through the date of this report. The accounting estimates assessed included, but were not limited to, the accounts receivable credit losses and allowance for distributors’ price discounts; write-down for excess and obsolete inventories, the value assigned to and estimated useful lives of long-lived assets, the realization of tax assets and estimates of tax liabilities and tax reserves and recoverability of property and equipment, intangible assets and goodwill. As of the date the consolidated financial statements were made available for issuance, the Company is not aware of any specific event or circumstance that would require the Company to update the estimates or judgments or to revise the carrying value of assets or liabilities. While the Company considered the effects of the COVID-19 pandemic on the estimates and assumptions, due to the current level of uncertainty over the continued economic and operational impacts of the COVID-19 pandemic on the business, actual results and outcomes may differ from the estimates or assumptions.

Foreign Currency Translation

The Company and its subsidiaries use the U.S. dollar as its functional currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are remeasured at historical exchange rates. Revenue and expenses are remeasured at the exchange rate in effect during the period the transaction occurred, except for those expenses related to balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency transactions are included in the consolidated statements of income (loss) as part of “other income, net.” Foreign currency loss in 2020, 2019 and 2018 were $427, $453 and $135, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents with major financial institutions and, at times, such balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits. Cash equivalents primarily consist of money market funds, commercial paper and municipal bonds.

Fair Market Value of Certain Financial Instruments

The carrying amount reflected in the balance sheet for cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable and other current liabilities, approximate fair value due to the short-term nature of these financial instruments.

Investments

Investments in marketable securities consist of available-for-sale securities. These investments are recorded at fair value with changes in fair value, net of applicable taxes, recorded as unrealized gains (losses) as a component of accumulated other comprehensive income in stockholders’ equity. Realized gains and losses are included in other income, net. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. The Company evaluates whether declines in fair values of its investments below their book values are other-than-temporary. When the fair value is lower than the amortized cost, the Company considers whether: (1) it has the intent to sell the security; (2) it is more likely than not that it will be required to sell the security before recovery; or (3) it expects to recover the entire amortized cost basis of the security. If the Company intends to sell the security or it is more likely than not that it will be required to sell the security, the difference between the amortized cost and fair value is recognized in other income, net. If the Company does not intend to sell a security and it is not more likely than not that it will be required to sell the security but the security has suffered an impairment related to credit, the credit loss is bifurcated from the total decline in value and recorded in other income, net with the remaining portion recorded within accumulated other comprehensive income in stockholders’ equity. Investments are made based on the Company’s investment policy which restricts the types of investments that can be made. The Company classified available-for-sale securities as short-term as the investments are available to be used in current operations.

On January 1, 2020, the Company adopted Accounting Standards Codification (“ASC”) Topic 326, Measurement of Credit Losses on Financial Instruments (“ASC 326”), and accordingly, modified its policy on accounting for available-for-sale debt securities. As described under the “Recent Accounting Pronouncements” below, the impact of adopting ASC 326 for the Company was not material. The Company performs an evaluation of its available-for-sale debt securities in unrealized loss position. The Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through the statement of income (loss). For available-for-sale debt securities that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance when the Company believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. There was no allowance for credit losses as of December 31, 2020. Accrued interest receivable on available-for-sale debt securities as of December 31, 2020 was $521 and was excluded from the estimate of credit losses. Accrued interest receivable on available-for-sale debt securities is reported within prepaid expenses and other current assets on the consolidated balance sheets. Any interest accrued that is past due by more than 90 days is written off through reversal of interest income.

The Company adjusts the carrying value of non-marketable equity investments to fair value upon observable transactions for identical or similar investments of the same issuer or impairment (referred to as the measurement alternative). All gains and losses on non-marketable equity investments, realized and unrealized, are recognized in other income, net.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventories are reduced for write-downs based on periodic reviews for evidence of slow-moving or obsolete parts. The write-down is based on the comparison between inventory on hand and forecasted customer demand for each specific product. Once written down, inventory write-downs are not reversed until the inventory is sold or scrapped. Inventory write-downs are also established when conditions indicate the net realizable value is less than cost due to technological obsolescence, changes in price level or other causes.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Repairs and maintenance are charged to expense as incurred. Useful lives by asset category are as follows:

Asset Category	Years
Office equipment	3
Software	3
Leasehold improvements	Shorter of lease term or estimated useful life
Production equipment	2 - 5
Computer equipment	5
Lab equipment	5
Furniture and fixtures	7

Leases

On January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), using the modified retrospective method through a cumulative adjustment to the beginning accumulated deficit balance. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right of use (“ROU”) assets, other current liabilities and other long-term liabilities on the consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities on the consolidated balance sheets. As of December 31, 2020 and 2019, the Company does not have material finance leases.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments and initial direct costs incurred, net of lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Intangible Assets

Intangible assets represent rights acquired for developed technology, customer relationships, contract manufacturing rights, trade names, patents and IPR&D in connection with business acquisitions. Intangible assets with finite useful lives are amortized over periods ranging from one to ten years using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed, or if that pattern cannot be reliably determined, using a straight-line amortization method. Acquired IPR&D is capitalized and amortization commences upon completion of the underlying projects. If any of the projects are abandoned, the Company would be required to impair the related IPR&D asset.

Impairment of Long-lived Assets and Goodwill

Long-lived Assets

The Company assesses the impairment of long-lived assets, which consist primarily of property and equipment and intangible assets, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the asset.

Goodwill

Goodwill is recorded when consideration paid for a business acquisition exceeds the fair value of net tangible and intangible assets acquired. Goodwill is measured and tested for impairment on an annual basis during the fourth fiscal quarter or more frequently if the Company believes indicators of impairment exist.

To review for impairment, the Company first assesses qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of its reporting unit is less than its carrying amount. The qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions, including exiting an activity in conjunction with restructuring of operations; (iii) current, historical or projected deterioration of its financial performance; or (iv) a sustained decrease in its market capitalization below its net book value. After assessing the totality of events and circumstances, if the Company determines that it is not more likely than not that the fair value of its reporting unit is less than its carrying amount, no further assessment is performed. If however, the Company determines that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, an impairment loss is recognized in an amount equal to the excess. There was no impairment of goodwill in 2020, 2019 and 2018.

Internal Use Software Costs

Certain external computer software costs acquired for internal use are capitalized. Training costs and maintenance are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized costs are included within property and equipment. If a cloud computing arrangement includes a software license, then the Company accounts for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the Company accounts for the arrangement as a service contract.

Revenue Recognition

The Company recognizes revenue when control of the promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for such goods or services.

Product Revenue

The Company’s products are fully functional at the time of shipment and do not require additional production, modification, or customization. The Company recognizes revenue upon transfer of control at a point in time when title transfers either upon shipment to or receipt by the customer, net of accruals for estimated sales returns and allowances. Sales and other taxes the Company collects are excluded from revenue. The fee is based on specific products and quantities to be delivered at specified prices, which is evidenced by a customer purchase order or other evidence of an arrangement. Certain distributors may receive a credit for price discounts associated with the distributors’ customers that purchased those products. The Company estimates the extent of these distributor price discounts at each reporting period to reduce accounts receivable and revenue. Although the Company accrues an estimate of distributor price discounts, the Company does not issue these discounts to the distributor until the inventory is sold to the distributors’ customers. As of December 31, 2020 and 2019, the estimated price discount was $417 and $656, respectively. Payment terms of customers are typically 30 to 60 days after invoice date.

Other Revenue

Occasionally, the Company enters into license and development agreements with some of its customers and recognizes revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided, depending on the terms of the arrangement. Revenue is deferred for any amounts billed or received prior to transfer of control or delivery of services. The Company believes the milestone method or input method based on costs incurred best depict the efforts expended to transfer services to the customers under most of the Company’s development agreements. Certain contracts may include multiple performance obligations for which the Company allocates revenues to each performance obligation based on relative stand-alone selling price. The Company determines stand-alone selling prices based on observable evidence. When stand-alone selling prices are not directly observable, the Company uses the adjusted market assessment approach or residual approach, if applicable.

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less or (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice for services performed. The estimated revenue expected to be recognized in 2021 related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2020 was $10,500.

Revenue from non-product sales was approximately 7%, 7% and 3% of total revenue for the years ended December 31, 2020, 2019, and 2018, respectively.

On January 1, 2020, the Company adopted ASC 326, and accordingly, modified its policy on accounting for allowance for doubtful accounts on trade accounts receivable. The Company performs ongoing credit evaluations of its customers and assesses each customer’s credit worthiness. The Company monitors collections and payments from its customers and maintains an allowance for based upon applying an expected credit loss rate to receivables based on the historical loss rate from similar high risk customers adjusted for current conditions, including any specific customer collection issues identified, and forecasts of economic conditions. Delinquent account balances are written off after management has determined the likelihood of collection is remote. The allowance for credit losses as of December 31, 2020 was $226. The allowance for doubtful accounts as of December 31, 2019 was $1,152. The activities in this account, including the current-period provision for expected credit losses for the year ended December 31, 2020 was mainly to write-off accounts with previously established reserves.

Cost of Revenue

Cost of revenue includes cost of materials, such as wafers processed by third-party foundries, cost associated with packaging and assembly, testing and shipping, cost of personnel, including stock-based compensation, and equipment associated with manufacturing support, logistics and quality assurance, warranty cost, amortization and impairment of developed technology and contract manufacturing rights, amortization of step-up values of inventory, write-down of inventories, amortization of production mask costs, overhead and occupancy costs.

Warranty

The Company’s products are under warranty against defects in material and workmanship generally for a period of one or two years. The Company accrues for estimated warranty cost at the time of sale based on anticipated warranty claims and actual historical warranty claims experience including knowledge of specific product failures that are outside of the Company’s typical experience. The warranty obligation is determined based on product failure rates, cost of replacement and failure analysis cost. If actual warranty costs differ significantly from these estimates, adjustments may be required in the future. As of both December 31, 2020 and 2019, the warranty liability was immaterial.

Research and Development Expense

Research and development expense consists of costs incurred in performing research and development activities including salaries, stock-based compensation, employee benefits, occupancy costs, pre-production engineering mask costs, impairment of in-process research and development, overhead costs and prototype wafer, packaging and test costs. Research and development costs are expensed as incurred.

Sales and Marketing Expense

Sales and marketing expense consists of salaries, stock-based compensation, employee benefits, travel, trade show costs, amortization of intangibles and other related expenses. The Company expenses sales and marketing costs as incurred. Advertising expenses for the years ended December 31, 2020, 2019 and 2018 were not material.

General and Administrative Expense

General and administrative expense consists of salaries, stock-based compensation, employee benefits and expenses for executive management, legal, finance and other related expenses. In addition, general and administrative expense includes fees for professional services and occupancy costs. These costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company recognizes the deferred income tax effects of a change in tax rates in the period of enactment. The Company must also make judgments in evaluating whether deferred tax assets will be recovered from future taxable income. To the extent that it believes that recovery is not likely, the Company must establish a valuation allowance. The carrying value of the Company’s net deferred tax asset is based on whether it is more likely than not that the Company will generate sufficient future taxable income to realize these deferred tax assets. A valuation allowance is established for deferred tax assets which the Company does not believe meet the “more likely than not” criteria. The Company’s judgments regarding future taxable income may change over time due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If the Company’s assumptions and consequently its estimates change in the future, the valuation allowance the Company has established may be increased or decreased, resulting in a material respective increase or decrease in income tax expense (benefit) and related impact on the Company’s reported net income (loss).

The Company regularly performs a comprehensive review of uncertain tax positions. An uncertain tax position represents an expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return or claim, which has not been reflected in measuring income tax expense for financial reporting purposes. Until these positions are sustained by the taxing authorities, the Company does not recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in the consolidated financial statements. The Company recognizes potential interest and penalties on uncertain tax positions within the provision (benefit) for income taxes on the consolidated statements of income (loss).

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The Tax Reform Act contains significant changes to U.S. federal corporate income taxation, including a reduction of the corporate tax rate from 35% to 21% effective January 1, 2018, a one-time transition tax on deemed mandatory repatriation of accumulated earnings and profits of foreign subsidiaries in conjunction with the elimination of U.S. tax on dividend distributions from foreign subsidiaries, and a temporary 100% first-year depreciation deduction for certain capital investments. As a result of the change in tax rate, the Company’s deferred tax assets and liabilities were required to be remeasured to reflect their value at a lower tax rate of 21%. Staff Accounting Bulletin 118 (“SAB 118”) allows for a measurement period of up to one year after the enactment date of the new tax legislation to finalize the recording of the related tax impacts. In accordance with SAB 118, as of December 31, 2017, the Company made a provisional estimate of the remeasurement of the federal deferred tax assets and liabilities to reflect the reduced U.S. statutory corporate tax rate to 21%, the mandatory repatriation income which was fully absorbed by the U.S. net operating loss, the related valuation allowance offset, and valuation allowance release on deferred tax assets for the federal alternative minimum tax (“AMT”) credit that was made refundable by the Tax Reform Act. During 2018, the Company elected to account for global intangible low-taxed income (“GILTI”) as a period cost in the year the tax is incurred and made changes to its provisional estimates previously recorded for the mandatory repatriation upon filing of its 2017 U.S. income tax return. The change in the mandatory repatriation income was fully absorbed by the U.S. net operating loss, which is subject to valuation allowance, and resulted in no current tax liability. This measurement period adjustment had no net tax effect after the offsetting change to the valuation allowance. At December 31, 2018, the Company completed the accounting for all of the enactment-date income tax effects of the Tax Reform Act.

Stock-Based Compensation

Stock-based compensation for stock option and restricted stock units issued to the Company’s employees is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period, on a straight-line basis or graded vesting basis for awards with performance or market-based conditions. The fair value of restricted stock units is based on the fair market value of the Company’s common stock on the date of grant. If the award has a market condition, the Company estimates the fair value using Monte Carlo simulation model and recognizes compensation ratably over the service period unless the award also has a graded vesting feature, in which case, the Company recognizes compensation using graded vesting method.

The Company has elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as single awards and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period.

The Company recognizes non-employee stock-based compensation expense based on the estimated fair value of the equity instrument determined using the Black-Scholes option pricing model or fair value of the Company’s common stock. Management believes that the fair value of the underlying stock award is more reliably measured than the fair value of the services received. The fair value of each non-employee variable stock award is re-measured each period until a commitment date is reached, which is generally the vesting date. Starting January 1, 2019, the Company adopted the guidance for equity-classified share-based payment awards issued to nonemployees, and therefore no longer remeasures awards each period until a commitment date is reached. The stock-based compensation expense is measured on the grant date. The Company recognizes compensation cost for awards with performance conditions when achievement of those conditions are probable.

Earnings per Share

Basic earnings per share is calculated by dividing income allocable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing the net income allocable to common stockholders by the weighted average number of common shares outstanding, adjusted for the effects of potentially dilutive common stock, which are comprised of stock options, restricted stock units, employee share purchase plan and the shares that could be issued upon conversion of the Company’s convertible debt. The capped call options in connection with the issuance of the convertible notes are excluded from the calculation of diluted earnings per share as their impact is always anti-dilutive.

Segment Information

The Company operates in one reportable segment related to the design, development and sale of high-speed analog connectivity components that operate to maintain, amplify and improve signal integrity at high-speeds in a wide variety of applications. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial and operational information on a consolidated basis for the purpose of evaluating relative performance, progress against strategic objectives and making decisions about investing resources.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASC 326, to replace the incurred loss methodology with an expected credit loss model that requires consideration of a broader range of information to estimate credit losses over the lifetime of the asset, including current conditions and reasonable and supportable forecasts in addition to historical loss information, to determine expected credit losses. Pooling of assets with similar risk characteristics and the use of a loss model are also required. Also, in April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, to clarify the inclusion of recoveries of trade receivables previously written off when estimating an allowance for credit losses. The guidance is effective for the Company beginning with fiscal year 2020, including interim periods. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued guidance that eliminates certain disclosure requirements for fair value measurements for all entities, requiring public entities to disclose certain new information and modifies some disclosure requirements. The new guidance will no longer require disclosure of the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will require disclosure of the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The guidance was effective for fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued guidance requiring a customer in a cloud computing arrangement under a service contract to follow the internal use software guidance in ASC 350-40 to determine which implementation costs to capitalize as assets. Capitalized implementation costs are expensed over the term of the hosting arrangement beginning when the module or component of the hosting arrangement is ready for its intended use. The guidance will be effective for fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2018, the FASB issued amendments to guidance on “Collaborative Arrangements” and “Revenue from Contracts with Customers”, that require transactions in collaborative arrangements to be accounted for under “Revenue from Contracts with Customers” if the counterparty is a customer for a good or service (or bundle of goods and services) that is a distinct unit of account. The amendments also preclude entities from presenting consideration from transactions with a collaborator that is not a customer together with revenue recognized from contracts with customers. The amendments to the guidance were effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company adopted this guidance on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued guidance that simplifies the accounting for income taxes as part of FASB’s overall initiative to reduce complexity in accounting standards. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes, and simplification in general other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. The guidance will be effective for fiscal years beginning after December 15, 2020, though early adoption is permitted. The adoption of this guidance is not expected to result in any material changes to the way the tax provision is prepared and is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

In August 2020, the FASB issued guidance that simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The guidance will reduce the number of accounting models for convertible debt instruments and convertible preferred stock. This will result in fewer embedded conversion features being separately recognized from the host contract compared with current GAAP. More convertible debt instruments will be reported as a single liability instrument, and more convertible preferred stock will be reported as a single equity instrument with no separate accounting for embedded conversion features. FASB also made changes to the disclosures for convertible instruments and earnings-per-share guidance. The guidance will be effective for fiscal years beginning after December 15, 2021, though early adoption is permitted. The Company is currently evaluating the impact that this new guidance will have on its consolidated financial statements.

2. Acquisitions

eSilicon

On January 10, 2020, the Company completed the acquisition of eSilicon for approximately $214,644. The Company acquired eSilicon to accelerate the Company’s roadmap in developing electro-optics solutions for cloud and telecommunications customers. An amount of $10,000 was placed in an escrow fund for 12 months (up to 36 months in certain circumstances) following the closing for the satisfaction of certain potential indemnification claims. The consolidated financial statements include the results of operations of eSilicon from the acquisition date.

The acquisition has been accounted for using the purchase method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The Company allocated the purchase price to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The fair value of identifiable intangible assets acquired was based on estimates and assumptions made by management at the time of acquisition.

The following table summarizes the purchase price allocation as of the acquisition date:

Cash	$704
Restricted cash	2,100
Accounts receivable	5,750
Inventories	21,086
Prepaid expenses and other current assets	21,012
Property and equipment	7,106
Intangible assets	148,720
Right of use asset	1,022

Other noncurrent assets	252
Accounts payable	(9,105)
Accrued expenses	(25,060)
Deferred revenue	(7,501)
Other current liabilities	(13,886)
Other liabilities	(3,567)

Total identifiable net assets	$148,633
Goodwill	66,011

Net assets acquired	$214,644

As of the acquisition date, the fair value of receivables, other assets, accounts payable, accrued expenses and other liabilities approximated the book value acquired.

The following table summarizes the estimated fair value of intangible assets and their estimated useful lives as of the date of acquisition:

	Estimated Fair Value	Estimated Useful Life (Years)
Contract manufacturing rights	$105,160	5.0
Developed technology	33,630	8.0
Software	9,930	0.5 to 2.0

	$148,720

Developed technology was valued using the multi-period excess earnings method under the income approach. This method involves discounting the direct cash flows expected to be generated by the technologies over their remaining economic lives, net of returns on contributory assets. The estimated useful life was determined based on the technology cycle related to product family and its expected contribution to forecasted revenue. Contract manufacturing rights were valued using a multi-period excess earnings method, which involved discounting the direct cash flow expected to be generated by these rights over their remaining economic lives, net of returns on contributory assets. The estimated useful life was determined to be five years based on the estimated life of the product, assuming that the existing customers will remain with the Company until the product becomes obsolete. The cash flows for the two intangible assets were distinctly separate and bifurcated for the purposes of the valuation of each asset. Management applied significant judgment in estimating the fair value of developed technology and the contract manufacturing rights intangible assets acquired, which involved the use of significant estimates and assumptions with respect to the timing and amounts of the future revenue cash flows and revenue growth rates.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and is attributable to the workforce of eSilicon, the Company’s going concern value with the opportunity to leverage its workforce to develop new technologies and the ability of the Company to grow the business faster and more profitable than was possible by eSilicon as a stand-alone company. Goodwill is not amortized and is not deductible for tax purposes.

The Company incurred acquisition costs of $1,550, of which $1,015 was incurred in 2019 and $535 was incurred in 2020. The acquisition costs were included in general and administrative expense in the consolidated statements of income (loss) for the years ended December 31, 2020 and 2019.

eSilicon contributed revenue of $144,986 and pre-tax income of $251 for the period from January 10, 2020 to December 31, 2020.

Prior to the acquisition, the Company owned a minority equity interest in eSilicon. The fair value of the equity interest immediately before the acquisition date was $14,999, which resulted in a gain of $4,999 and was included in other income, net in the consolidated statement of income (loss) for the year ended December 31, 2020. The fair value was determined based on the proceeds received as a holder of eSilicon’s preferred stock.

Arrive

On May 18, 2020, the Company purchased certain assets and rights of Arrive for $20,141. The Company acquired Arrive for the purpose of expanding its presence into strategic geographic regions for talent acquisition. An amount of $3,000 was withheld by the Company for 12 months following the closing for the satisfaction of certain potential indemnification claims. The consolidated financial statements include the results of operations of Arrive from the acquisition date.

The acquisition has been accounted for using the purchase method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The Company allocated the purchase price to tangible and intangible assets acquired based on their estimated fair values. The fair value of the identifiable intangible asset acquired was based on estimates and assumptions made by management at the time of acquisition. As additional information becomes available, such as finalization of the estimated fair value of tax related items, the Company may revise the preliminary purchase price allocation during the measurement period (which will not exceed 12 months from the acquisition date). Any such revisions or changes may be material as the Company finalizes the fair values of the tangible and intangible assets acquired.

The following table summarizes the preliminary purchase price allocation as of the acquisition date:

Inventories	$126
Developed technology	8,840

Total identifiable net assets	8,966
Goodwill	11,175

Net assets acquired	$20,141

The estimated fair value of developed technology was $8,840 with an estimated useful life of five years. The developed technology was valued using the multi-period excess earnings method under the income approach. This method involves discounting the direct cash flows expected to be generated by the technologies over their remaining lives, net of returns on contributory assets. The estimated useful life was determined based on the estimated life of the product, assuming that the existing customers will remain with the Company until the product becomes obsolete.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and is attributable to the workforce of Arrive, the Company’s going concern value with the opportunity to leverage its workforce to develop new technologies and the ability of the Company to grow the business faster and more profitable than was possible by Arrive as a stand-alone company. Since this is an asset purchase agreement, the goodwill is amortized and is deductible for tax purposes.

The Company incurred acquisition costs of $180 included in general and administrative expense in the consolidated statement of income (loss) for the year ended December 31, 2020.

Arrive contributed revenue of $5,614 and pre-tax loss of $491 to the Company for the period from May 18, 2020 to December 31, 2020.

Pro Forma Information

The following unaudited pro forma financial information presents a summary of the Company’s consolidated results of operations for the years ended December 31, 2020 and 2019, assuming the eSilicon and Arrive acquisitions have been completed as of January 1, 2019. The pro forma information includes adjustments to revenue, amortization and depreciation for intangible assets and property and equipment acquired, amortization of the purchase accounting effect on inventory acquired from eSilicon and interest income for the reduction in short-term investments to fund the acquisition.

	Year Ended December 31,
	2020	2019
	(unaudited)
Revenue	$691,066	$470,626
Net loss	$(54,500)	$(134,568)

The unaudited pro forma financial information was prepared using the acquisition method of accounting and are based on the historical financial information of the Company, eSilicon and Arrive, reflecting the results of operations for the years ended December 31, 2020 and 2019. The unaudited pro forma financial information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the Company completed the acquisitions as of the beginning of the period presented. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisitions.

3. Investments

The following table summarizes the investments by investment category:

	December 31, 2020
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Available-for-sale securities:
Municipal bonds	$18,844	$96	—	$18,940
Corporate notes/bonds	39,138	408	—	39,546
Asset-backed securities	2,500	4	—	2,504
Commercial paper	2,399	—	—	2,399

Total investments	$62,881	$508	$—	$63,389

	December 31, 2019
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Available-for-sale securities:
U.S. Treasury securities	$3,752	$7	$—	$3,759
Municipal bonds	6,062	57	—	6,119
Corporate notes/bonds	118,859	591	(1)	119,449
Asset-backed securities	4,239	29	—	4,268
Commercial paper	6,464	1	(1)	6,464
Certificate of deposit	72	—	—	72

Total investments	$139,448	$685	$(2)	$140,131

The realized gain related to the Company’s available-for-sale investment, which was reclassified from accumulated other comprehensive income, was included in other income, net in the consolidated statements of income (loss).

Contractual maturities of available-for-sale securities at December 31, 2020 are presented in the following table:

	Cost	Fair Value
Due in one year or less	$53,585	$53,902
Due between one and five years	9,296	9,487

	$62,881	$63,389

The Company has a marketable equity investment in a company located in Taiwan. The fair value of the investment and unrealized loss as of December 31, 2020 was $1,871 and $123, respectively. The fair value of the investment and unrealized loss as of December 31, 2019 was $1,662 and $332, respectively. This investment is presented within other assets, net on the consolidated balance sheets. During the year ended December 31, 2019, the Company sold a marketable equity investment in a company located in the United States for $3,424. The gain on sale of $924 was included in other income, net in the consolidated statements of income (loss).

The Company has non-marketable equity investments in privately held companies without readily determinable market values. The Company adjusts the carrying value of non-marketable equity investments to fair value upon observable transactions for identical or similar investments of the same issuer or impairment (referred to as the measurement alternative). All gains and losses on non-marketable equity investments, realized and unrealized, are recognized in other income, net. As of December 31, 2020, non-marketable equity investments had a carrying value of $23,593, of which $11,093 was remeasured to fair value based on observable transactions during the year ended December 31, 2020. As of December 31, 2019, non-marketable equity investments had a carrying value of $25,792, of which $8,792 was remeasured to fair value based on observable transaction during the year ended December 31, 2019. These investments are presented within other assets, net on the consolidated balance sheets. The unrealized gain recorded in other income, net and included as adjustment to the carrying value of non-marketable equity investments held was $1,801, $1,926 and $3,066 for the years ended December 31, 2020, 2019 and 2018, respectively. During the year ended December 31, 2018, the Company recorded an impairment charge of $7,000 related to a certain investment in a private company because the investee was in receivership and the Company was not expected to recover its cost. The impairment charge was included in other income, net in the consolidated statements of income (loss).

4. Concentrations

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, investments in marketable securities and trade accounts receivable. The Company extends differing levels of credit to customers and does not require collateral deposits. The Company’s allowance for credit losses as of December 31, 2020 was $226. The Company’s allowance for doubtful accounts as of December 31, 2019 was $1,152. As of December 31, 2020 and 2019, the Company has an allowance for distributors’ price discounts of $417 and $656, respectively.

The following table summarizes the significant customers’ (including distributors) accounts receivable and revenue as a percentage of total accounts receivable and total revenue, respectively:

	December 31,
Accounts Receivable	2020	2019
Customer A	11%	15%
Customer B	*	13
Customer C	12	*
Customer D	18	19
Customer E	11	*

	Year Ended December 31,
Revenue	2020	2019	2018
Customer A	12%	14%	18%
Customer B	*	*	*
Customer C	*	11	*
Customer D	14	*	*
Customer E	15	*	11

*	Less than 10% of total accounts receivable or total revenue

Customer A is a subcontractor of a direct customer that would be a “Customer F” above. In the aggregate, revenue to Customer A and Customer F as a percentage of total revenue was approximately 12%, 14% and 18% for the years ended December 31, 2020, 2019 and 2018, respectively. Customer B is a subcontractor of a direct customer that would be a “Customer G” above. In the aggregate, revenue to Customer B and Customer G as a percentage of total revenue was approximately 11% and 14% for the years ended December 31, 2019 and 2018, respectively. In addition, the Company sells directly and indirectly through subcontractors to what would be a “Customer H” above. The Company believes, in the aggregate, revenue to Customer H, including its subcontractors as a percentage of total revenue was approximately 11% for the year ended December 31, 2018. Customer C is a subcontractor and Customer E is a distributor, all of whom sell to various end customers.

5. Inventories

Inventories consist of the following:

	December 31,
	2020	2019
Raw materials	$50,626	$18,593
Work in process	33,946	19,081
Finished goods	26,831	17,339

	$111,403	$55,013

6. Property and Equipment, net

Property and equipment consist of the following:

	December 31,
	2020	2019
Laboratory and production equipment	$195,132	$144,866
Office, software and computer equipment	47,656	37,241
Furniture and fixtures	3,566	1,617
Leasehold improvements	20,338	8,282

	266,692	192,006
Less accumulated depreciation	(133,136)	(112,443)

	$133,556	$79,563

Depreciation and amortization expense for the years ended December 31, 2020, 2019 and 2018 was $28,019, $22,399 and $20,227, respectively.

As of December 31, 2020 and 2019, computer software costs included in property and equipment were $8,367 and $7,339, respectively. Amortization expense of capitalized computer software costs was $1,017, $384 and $591, for the years ended December 31, 2020, 2019 and 2018, respectively.

Property and equipment not paid as of December 31, 2020 and 2019 was $4,295 and $4,728, respectively.

7. Intangible Assets, net

The following table presents details of intangible assets:

	December 31, 2020			December 31, 2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Developed technology	$229,270	$151,529	$77,741	$186,800	$123,365	$63,435
Customer relationships	70,540	41,136	29,404	70,540	31,409	39,131
Trade name	2,310	2,044	266	2,310	1,766	544
Patents	1,579	1,109	470	1,579	1,010	569
Contract manufacturing rights	98,749	19,207	79,542	—	—	—
Software	78,547	34,337	44,210	74,022	9,411	64,611

	$480,995	$249,362	$231,633	$335,251	$166,961	$168,290

During the year ended December 31, 2018, the Company reclassified $60,500 of acquired in-process research and development to developed technology as the technology was commercialized.

The following table presents amortization of intangible assets for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$53,782	$36,987	$32,845
Research and development	27,831	22,305	19,311
Sales and marketing	9,727	9,728	9,727
General and administrative	377	545	609

	$91,717	$69,565	$62,492

Based on the amount of intangible assets subject to amortization at December 31, 2020, the expected amortization expense for each of the next five fiscal years and thereafter is as follows:

2021	$80,442
2022	69,010
2023	41,663
2024	26,394
2025	5,459
Thereafter	8,665

$231,633

The weighted-average amortization periods remaining by intangible asset category were as follows (in years):

Developed technology	4.3
Customer relationship	3.0
Contract manufacturing rights	4.0
Trade name	1.0
Patents	7.0
Software	1.8

8. Leases

The Company has operating leases for office facilities. The leases have remaining lease terms of one year to ten years and some may include options to extend the lease for up to five years.

Information related to operating leases are as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Operating lease expense	$8,507	$5,094
Cash paid for leases	$6,868	$4,585
Right of use assets obtained in exchange for lease obligations	$4,161	$27,639

Weighted average remaining lease term and weighted average discount are as follows:

	December 31,
	2020	2019
Weighted average remaining lease term (years)	8.09	8.52
Weighted average discount rate	3.8%	3.9%

Future minimum lease payments under non-cancellable leases as of December 31, 2020 are as follows:

2021	$7,045
2022	7,117
2023	7,076
2024	6,751
2025	4,200
Thereafter	19,791

Total future minimum lease payments	51,980
Less: Imputed interest	7,624
Lease incentive recognized as offset to lease liability	1,092

Present value of lease obligations	$43,264

For the year ended December 31, 2018, operating lease expense was $5,742.

9. Convertible Debt

The carrying value of the Company’s long-term debt consists of the following:

	December 31, 2020	December 31, 2019
Principal	$566,517	$517,500
Less:
Unamortized debt discount	(93,187)	(38,105)
Unamortized debt issuance costs	(9,637)	(3,217)

Net carrying amount of convertible debt	463,693	476,178
Less current portion of convertible debt	58,004	217,467

Convertible debt, non-current portion	$405,689	$258,711

Convertible Notes 2015

In December 2015, the Company issued $230,000 of 1.125% convertible senior notes due 2020 (Convertible Notes 2015). The Convertible Notes 2015 matured December 1, 2020, unless earlier converted or repurchased. Interest on the Convertible Notes 2015 was payable on June 1 and December 1 of each year, beginning on June 1, 2016. The initial conversion rate was 24.8988 shares of common stock per $1 principal amount of Convertible Notes 2015, which represented an initial conversion price of approximately $40.16 per share. The Convertible Notes 2015 were subject to repurchase at the option of the holders following certain fundamental corporate changes, at a fundamental change in repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The conversion rate was subject to adjustment in some events but would not be adjusted for any accrued and unpaid interest. Certain corporate events that occurred prior to the stated maturity date could cause the Company to increase the conversion rate for a holder.

Prior to the close of business on the business day immediately preceding June 1, 2020, holders could convert all or any portion of their Convertible Notes 2015 only under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on March 31, 2016 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter was greater than or equal to 130% of the conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1 principal amount of notes, as determined following a request by a holder of notes in accordance with procedures specified in the indenture governing the Convertible Notes 2015, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; or (iii) upon the occurrence of specified corporate events. On or after June 1, 2020, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders could convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election.

The Convertible Notes 2015 were not redeemable at the Company’s option prior to maturity.

The Convertible Notes 2015 were governed by the terms of an indenture (Indenture 2015). The Indenture 2015 did not contain any financial or operating covenants, or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture 2015 contained customary terms and covenants in events of default.

In accounting for the issuance of the Convertible Notes 2015, the Company separated the Convertible Notes 2015 into liability and equity components. The carrying amount of the liability component was calculated by measuring the estimated fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the face value of the Convertible Notes 2015 as a whole. The excess of the face amount of the liability component over its carrying amount is amortized to interest expense over the term of the Convertible Notes 2015 using the effective interest method. The gross proceeds of $230,000 were accordingly allocated between long-term debt of $175,974 and stockholders’ equity of $54,026. Issuance costs of $6,359 were allocated between long-term debt ($4,864) and equity ($1,495).

Interest expense for the Convertible Note 2015 are as follows:

	Year Ended December 31,
	2020	2019	2018
Contractual interest expense	$1,245	$2,586	$2,587
Amortization of debt discount	5,902	11,645	10,833
Amortization of debt issuance costs	534	1,050	976

Total interest expense	$7,681	$15,281	$14,396

In connection with the issuance of the Convertible Notes 2015, the Company entered into capped call transactions (Capped Call 2015) in private transactions. Under the Capped Call 2015, the Company purchased capped call options that in aggregate relate to 100% of the total number of shares of the Company’s common stock underlying the Convertible Notes 2015, with a strike price approximately equal to the conversion price of the Convertible Notes 2015 and with a cap price equal to $52.06 per share. The capped calls were purchased for $17,802 and recorded as a reduction to additional paid-in-capital in accordance with ASC 815-40, Contracts in Entity’s Own Equity.

The purchased Capped Call 2015 allowed the Company to receive shares of its common stock and/or cash from counterparties equal to the amounts of common stock and/or cash related to the excess of the market price per share of the common stock, as measured under the terms of the Capped Call 2015 over the strike price of the Capped Call during the relevant valuation period. The purchased Capped Call 2015 was intended to reduce the potential dilution to common stock upon future conversion of the Convertible Notes 2015 by effectively increasing the initial conversion price to $52.06 as well as to offset potential cash payments the Company would be required to make in excess of the principal amount of the Convertible Notes 2015 in applicable events.

The Capped Call 2015 was a separate transaction entered into by the Company with the option counterparties, is not part of the terms of the Convertible Notes 2015 and did not change the holders’ rights under the Convertible Notes 2015.

On December 1, 2020, the Convertible Notes 2015 matured and the Company settled the remaining outstanding balance after repurchase as discussed below. The Company paid $49,559 in cash and issued 851,448 shares of common stock. In addition, the Capped Call 2015 matured and the Company received 522,718 shares of common stock which the Company retired.

Convertible Notes 2016

In September 2016, the Company issued $287,500 of 0.75% convertible senior notes due 2021 (Convertible Notes 2016). The Convertible Notes 2016 will mature September 1, 2021, unless earlier converted or repurchased. Interest on the Convertible Notes 2016 is payable on March 1 and September 1 of each year, beginning on March 1, 2017. The initial conversion rate is 17.7508 shares of common stock per $1 principal amount of Convertible Notes 2016, which represents an initial conversion price of approximately $56.34 per share. The Convertible Notes 2016 will be subject to repurchase at the option of the holders following certain fundamental corporate changes, at a fundamental change in repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Certain corporate events that occur prior to the stated maturity date can cause the Company to increase the conversion rate for a holder.

Prior to the close of business on the business day immediately preceding March 1, 2021, holders may convert all or any portion of their Convertible Notes 2016 only under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1 principal amount of notes, as determined following a request by a holder of notes in accordance with procedures specified in the indenture governing the Convertible Notes 2016, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; or (iii) upon the occurrence of specified corporate events. On or after March 1, 2021, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election. The Company’s current intent is to settle the principal amount of the Convertible Notes 2016 in cash upon conversion. If the conversion value exceeds the principal amount, the Company would deliver shares of its common stock in respect to the remainder of its conversion obligation in excess of the aggregate principal amount (conversion spread).

The Convertible Notes 2016 are not redeemable at the Company’s option prior to maturity.

The Convertible Notes 2016 are governed by the terms of an indenture (Indenture 2016). The Indenture 2016 does not contain any financial or operating covenants, or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture 2016 contains customary terms and covenants in events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving the Company) occurs and is continuing, the trustee under the Indenture 2016 by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Convertible Notes 2016 by notice to the Company and the trustee under the Indenture 2016, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes 2016 to be due and payable. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Convertible Notes 2016 will become due and payable automatically. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Notwithstanding the foregoing, the Indenture 2016 provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture 2016 consists exclusively of the right to receive additional interest on the Convertible Notes 2016.

In accounting for the issuance of the Convertible Notes 2016, the Company separated the Convertible Notes 2016 into liability and equity components. The carrying amount of the liability component was calculated by measuring the estimated fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the face value of the Convertible Notes 2016 as a whole. The excess of the face amount of the liability component over its carrying amount is amortized to interest expense over the term of the Convertible Notes 2016 using the effective interest method. The gross proceeds of $287,500 were accordingly allocated between long-term debt of $216,775 and stockholders’ equity of $70,725. Issuance costs of $7,689, were allocated between long-term debt ($5,798) and equity ($1,891).

Interest expense for the Convertible Notes 2016 are as follows:

	Year Ended December 31,
	2020	2019	2018
Contractual interest expense	$1,159	$2,152	$2,156
Amortization of debt discount	8,344	14,472	13,481
Amortization of debt issuance costs	684	1,186	1,104

Total interest expense	$10,187	$17,810	$16,741

In connection with the issuance of the Convertible Notes 2016, the Company entered into capped call transactions (Capped Call 2016) in private transactions. Under the Capped Call 2016, the Company purchased capped call options that in aggregate relate to 100% of the total number of shares of the Company’s common stock underlying the Convertible Notes 2016, with a strike price approximately equal to the conversion price of the Convertible Notes 2016 and with a cap price equal to approximately $73.03 per share. The capped calls were purchased for $22,540 and recorded as a reduction to additional paid-in-capital in accordance with ASC 815-40, Contracts in Entity’s Own Equity.

The purchased Capped Call 2016 allows the Company to receive shares of its common stock and/or cash from counterparties equal to the amounts of common stock and/or cash related to the excess of the market price per share of the common stock, as measured under the terms of the Capped Call 2016 over the strike price of the Capped Call 2016 during the relevant valuation period. The purchased Capped Call 2016 is intended to reduce the potential dilution to common stock upon future conversion of the Convertible Notes 2016 by effectively increasing the initial conversion price to approximately $73.03 as well as to offset potential cash payments the Company is required to make in excess of the principal amount of the Convertible Notes 2016 in applicable events.

The Capped Call 2016 is a separate transaction entered into by the Company with the option counterparties, is not part of the terms of the Convertible Notes 2016 and will not change the holders’ rights under the Convertible Notes 2016.

Convertible Notes 2020

In April 2020, the Company issued $506,000 of 0.75% convertible senior notes due 2025 (“Convertible Notes 2020” and, together with the Convertible Notes 2015 and Convertible Notes 2016, the “Convertible Notes”). The Convertible Notes 2020 will mature April 15, 2025, unless earlier converted or repurchased. Interest on the Convertible Notes 2020 is payable on April 15 and October 15 of each year, beginning on October 15, 2020. The initial conversion rate is 8.0059 shares of common stock per $1 principal amount of Convertible Notes 2020, which represents an initial conversion price of approximately $124.91 per share. The Convertible Notes 2020 will be subject to repurchase at the option of the holders following certain fundamental corporate changes, at a fundamental change in repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Certain corporate events that occur prior to the stated maturity date can cause the Company to increase the conversion rate for a holder.

Prior to the close of business on the business day immediately preceding October 15, 2024, holders may convert all or any portion of their Convertible Notes 2020 only under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on June 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Convertible Notes 2020 on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture 2020 (as defined below)) per $1 principal amount of Convertible Notes 2020 for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; (iii) if the Company calls any or all of the Convertible Notes 2020 for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (iv) upon the occurrence of specified corporate events. On or after October 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes 2020 at any time, regardless of the foregoing circumstances. Upon conversion of Convertible Notes 2020, the Company will pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election. The Company’s current intent is to settle the principal amount of the Convertible Notes 2020 in cash upon conversion. If the conversion value exceeds the principal amount, the Company would deliver shares of its common stock in respect to the remainder of its conversion obligation in excess of the aggregate principal amount.

The Company may not redeem the Convertible Notes 2020 prior to April 20, 2023. The Company may redeem for cash all or any portion of the Convertible Notes 2020, at its option, on or after April 20, 2023 if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Convertible Notes 2020 to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Upon the occurrence of certain fundamental changes, the holders of the Convertible Notes 2020 may require the Company to repurchase all or a portion of the Convertible Notes 2020 for cash at a price equal to 100% of the principal amount of the Convertible Notes 2020, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Convertible Notes 2020 are governed by an Indenture dated April 24, 2020 (the “Indenture 2020”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture 2020 does not contain any financial or operating covenants, or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture 2020 contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Notes 2020 then outstanding may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes 2020, to be due and payable. Upon events of default involving specified bankruptcy events involving the Company, 100% of the principal of and accrued and unpaid interest, if any, on all of the Convertible Notes 2020 will be due and payable immediately. Notwithstanding the foregoing, the Indenture 2020 provides that, to the extent the Company elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture 2020 consists exclusively of the right to receive additional interest on the Convertible Notes 2020. As of December 31, 2020, none of the conditions allowing holders of the Convertible Notes 2020 to convert had been met.

In accounting for the issuance of the Convertible Notes 2020, the Company separated the Convertible Notes 2020 into liability and equity components. The carrying amount of the liability component was calculated by measuring the estimated fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the face value of the Convertible Notes 2020 as a whole. The excess of the face amount of the liability component over its carrying amount is amortized to interest expense over the term of the Convertible Notes 2020 using the effective interest method. The gross proceeds of $506,000 were accordingly allocated between long-term debt of $402,624 and stockholders’ equity of $103,376. Issuance costs of $13,507 were allocated between long-term debt of $10,747 and equity of $2,760.

Interest expense for the Convertible Notes 2020 for the year ended December 31, 2020 are as follows:

Year Ended December 31, 2020
Contractual interest expense	$2,605
Amortization of debt discount	12,512
Amortization of debt issuance costs	1,301

Total interest expense	$16,418

In connection with the issuance of the Convertible Notes 2020, the Company entered into capped call transactions (“Capped Call 2020”) in private transactions. Under the Capped Call 2020, the Company purchased capped call options that in aggregate relate to 100% of the total number of shares of the Company’s common stock underlying the Convertible Notes 2020, with a strike price approximately equal to the conversion price of the Convertible Notes 2020 and with a cap price equal to $188.54 per share. The Capped Call 2020 were purchased for $55,660 and recorded as a reduction to additional paid-in-capital in accordance with ASC 815-40, Contracts in Entity’s Own Equity.

The purchased Capped Call 2020 allows the Company to receive shares of its common stock and/or cash from counterparties equal to the amounts of common stock and/or cash related to the excess of the market price per share of the common stock, as measured under the terms of the Capped Call 2020 over the strike price of the Capped Call 2020 during the relevant valuation period. The purchased Capped Call 2020 is intended to reduce the potential dilution to common stock upon future conversion of the Convertible Notes 2020 by effectively increasing the initial conversion price to $188.54 as well as to offset potential cash payments the Company is required to make in excess of the principal amount of the Convertible Notes 2020 in applicable events.

The Capped Call 2020 is a separate transaction entered into by the Company with the option counterparties, is not part of the terms of the Convertible Notes 2020 and will not change the holders’ rights under the Convertible Notes 2020.

Repurchase of Convertible Notes

During the year ended December 31, 2020, the Company repurchased $180,454 and $226,983 aggregate principal amount of the Convertible Notes 2015 and Convertible Notes 2016, respectively. The repurchase was accounted for as debt extinguishment. The Company paid a total of $411,677 cash (excluding payment for accrued interest) and issued a total of 4,977,756 shares of common stock. The total repurchase consideration was allocated to the liability and equity components of respective Convertible Notes. The total repurchase consideration allocated to the liability component was based on the fair value of the liability component using discount rates based on the Company’s estimated rate for a similar liability with the same maturity, but without the conversion option. The repurchase consideration allocated to the equity component was calculated by deducting the fair value of the liability component from the aggregate repurchase consideration. The loss on extinguishment was determined by comparing the allocated purchase consideration with the carrying value of the liability component, which includes the proportionate amounts of unamortized debt discount and the remaining unamortized debt issuance costs.

The net carrying amount of the liability component of the convertible debt immediately prior to the repurchase was as follows:

	Convertible Notes 2015	Convertible Notes 2016
Principal	$180,454	$226,983
Unamortized debt discount	(5,596)	(15,940)
Unamortized debt issuance costs	(504)	(1,304)

Total	$174,354	$209,739

The loss on early extinguishment of debt is calculated as follows:

	Convertible Notes 2015	Convertible Notes 2016
Repurchase consideration allocated to the liability component	$177,622	$220,010
Net carrying value of debt	(174,354)	(209,739)

Loss on early extinguishment	$3,268	$10,271

The repurchase consideration allocated to the equity component of $299,458 and $273,975 for the Convertible Notes 2015 and Convertible Notes 2016, respectively, was recorded as a reduction to additional paid-in capital in the Company’s consolidated balance sheets. The total value of common stock issued in relation to the repurchases was $295,660 and $263,730 for the Convertible Notes 2015 and Convertible Notes 2016, respectively.

The conversion condition for the Convertible Notes 2016 was met during the year ended December 31, 2020. During the year ended December 31, 2020, the Company received conversion requests on the aggregate principal amount for the Convertible Notes 2016 of $12,668, which remains unsettled as of December 31, 2020. In addition, from January 1 to February 25, 2021, the Company received conversion requests on the aggregate principal amount for the Convertible Notes 2016 of $9,312. From January 1 to February 25, 2021, the Company settled the aggregated principal amount of $14,575 in which the Company paid $10,950 in cash and issued 187,680 shares of common stock.

10. Other Liabilities

Other current liabilities consist of the following:

	December 31,
	2020	2019
Software license intangible asset liabilities	$28,234	$25,810
Operating lease liabilities	4,322	2,545
Others	13,374	5,176

	$45,930	$33,531

Other long-term liabilities consist of the following:

	December 31,
	2020	2019
Income tax payable	$1,078	$692
Deferred tax liabilities	1,311	—
Software license intangible asset liabilities	13,885	36,144
Operating lease liabilities	38,942	41,074
Others	3,104	1,007

	$58,320	$78,917

11. Income Taxes

Income (loss) before income taxes consists of the following:

	Year Ended December 31,
	2020	2019	2018
United States	$(124,926)	$(60,313)	$(71,978)
Foreign	69,636	(12,202)	(31,984)

Total	$(55,290)	$(72,515)	$(103,962)

Income tax provision (benefit) consisted of the following:

	Year Ended December 31,
	2020	2019	2018
Current:
U.S. Federal	$—	$—	$—
U.S. State	2	(11)	42
Foreign	749	70	375

	751	59	417

Deferred:
U.S. Federal	—	—	(6,734)
U.S. State	—	—	—
Foreign	3,703	337	(1,894)

	3,703	337	(8,628)

Total	$4,454	$396	$(8,211)

Provision (benefit) for income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2020, 21% in 2019 and 21% in 2018 to loss before income taxes as a result of the following:

	Year Ended December 31,
	2020	2019	2018
Benefit at statutory rate	$(11,611)	$(15,228)	$(21,832)
State income taxes	(451)	(587)	594
Research and development credits	(26,596)	(16,933)	(13,283)
Change in valuation allowance	81,799	31,917	13,757
Impact of foreign operations	(10,402)	(1,045)	5,925
Unrecognized tax benefits	2,809	6,725	5,340
Stock-based compensation	(42,683)	(4,731)	(381)
Prior year return to provision adjustment	(1,190)	(1,167)	1,422
Section 162(m)	5,076	1,046	—
Transaction costs	1,498	190	—
Convertible debt	(2,171)	—	—
GILTI	8,484	—	—
Other	(108)	209	247

	$4,454	$396	$(8,211)

Significant components of the Company’s net deferred taxes consist of the following:

	December 31,
	2020	2019
Deferred tax assets
Net operating loss carry forwards	$116,570	$48,481
Research and development credits	106,555	84,268
Stock-based compensation	9,998	8,884
Accrued expenses and allowances	2,910	1,897
Operating lease liability	8,474	7,345
Other temporary differences	14,961	6,884
Foreign tax credit	2,522	2,338
Valuation allowance	(207,315)	(123,989)

Total deferred tax assets	54,675	36,108

Deferred tax liabilities
Acquired intangible assets	(33,236)	(16,092)
Convertible debt	(9,059)	(6,444)
Amortization and depreciation	(4,787)	(2,123)
Right of use asset	(5,856)	(6,806)
Other deferred tax liabilities	(2,205)	(1,482)

Total deferred tax liabilities	(55,143)	(32,947)

Deferred tax assets (liabilities), net	$(468)	$3,161

On December 22, 2017, the Tax Reform Act was signed into law. The Tax Reform Act contains significant changes to U.S. federal corporate income taxation, including a reduction of the corporate tax rate from 35% to 21% effective January 1, 2018, a one-time transition tax on deemed mandatory repatriation of accumulated earnings and profits of foreign subsidiaries in conjunction with the elimination of U.S. tax on dividend distributions from foreign subsidiaries, and a temporary 100% first-year depreciation deduction for certain capital investments. In 2017, the Company recorded provisional amounts based on reasonable estimates for certain enactment-date effects of the Tax Reform Act in accordance with the guidance in SAB 118. In 2017, the Company recorded a net tax benefit related to the enactment-date effects of the Tax Reform Act that included the remeasurement of the federal deferred tax assets and liabilities, the tax effect of the one-time mandatory repatriation income, and related valuation allowance adjustments.

During 2018, the Company finalized the calculation of the deemed mandatory repatriation income upon filing its 2017 U.S. income tax return. The change in the mandatory repatriation income was fully absorbed by the U.S. net operating loss, which is subject to valuation allowance, and resulted in no current tax liability. These measurement period adjustments had no net tax effect after the offsetting change to the valuation allowance.

The Tax Reform Act subjects a U.S. shareholder to tax on GILTI earned by certain foreign subsidiaries. In January 2018, the FASB released guidance on the accounting for tax on the GILTI inclusion. Entities can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or account for GILTI as a period cost in the year the tax is incurred. The Company has elected to account for GILTI as a period cost in the year the tax is incurred. For the year ended December 31, 2020, the Company computed GILTI inclusion of $40,399.

Valuation Allowance

The Company records a valuation allowance to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized. The determination of recording or releasing tax valuation allowances is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate sufficient future taxable income against which benefits of the deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to the Company’s ability to generate revenue, gross profits, operating income and taxable income in future periods. Amongst other factors, management must make assumptions regarding overall current and projected business and semiconductor industry conditions, operating efficiencies, the Company’s ability to timely develop, introduce and consistently manufacture new products to customers’ specifications, acceptance of new products, customer concentrations, technological change and the competitive environment which may impact the Company’s ability to generate taxable income and, in turn, realize the value of the deferred tax assets.

At December 31, 2020, 2019 and 2018, the Company has a full valuation allowance recorded against the deferred tax assets of Canada, United Kingdom, and the U.S. The Company has a partial valuation allowance against the deferred tax assets of Taiwan.

The valuation allowance increased $83,326, $31,674 and $13,777 in the years ended December 31, 2020, 2019 and 2018, respectively.

The net increase of $83,326 in the valuation allowance for the year ended December 31, 2020 is comprised of $7,524 decrease charged to additional paid-in capital, offset by $38 increase charged to other comprehensive income, $9,013 increase charged to goodwill, and $81,799 increase charged to income tax provision. The net increase of $31,674 in the valuation allowance for the year ended December 31, 2019 is comprised of $31,917 increase charged to income tax provision and $243 decrease charged to other comprehensive income. The net increase of $13,777 in the valuation allowance for the year ended December 31, 2018 is comprised of $20 increase charged to other comprehensive income and $13,757 charged to income tax provision.

General Income Tax Disclosures

The Company has net operating loss (“NOL”) carryforwards for federal and state income tax purposes of approximately $589,232 and $138,341, respectively at December 31, 2020, that will begin to expire in 2021 for federal income tax purposes and in 2023 for state income tax purposes. The Company’s federal NOL carryforward of $306,708 that was generated in 2018, 2019 and 2020 does not expire. At December 31, 2020, the Company has NOL carryforwards of $1,655 for its Taiwan subsidiary which begin to expire in 2021, and NOL carryforwards of $9,666 for the United Kingdom subsidiary, which do not expire. A full valuation allowance has been provided on U.S. NOL and United Kingdom NOL, and a partial valuation allowance has been provided on Taiwan NOL.

At December 31, 2020, the Company has federal and state research and development (“R&D”) tax credit carryforwards of $72,000 and $72,314, respectively. The federal tax credits will begin to expire in 2024. Some state tax credits will begin to expire in 2021 and some do not expire. At December 31, 2020, the Company has Canadian tax credits and research expenditure tax credit carryforwards for its Canadian subsidiary of $7,694 and $4,319, respectively. The tax credits will begin to expire in 2028, and the research expenditure claim carryforwards do not expire. A full valuation allowance has been provided on R&D tax credit and research expenditure claim carryforwards.

Pursuant to Internal Revenue Code of 1986, as amended (the “Code”) sections 382 and 383, use of the Company’s NOL and R&D credits generated prior to June 2004 are subject to an annual limitation due to a cumulative ownership percentage change that occurred in that period. The Company has had two changes in ownership, one in December 2000 and the second in June 2004, that resulted in an annual limitation on NOL and R&D credit utilization. The Company acquired Cortina, ClariPhy and eSilicon in 2014, 2016 and 2020, respectively. The NOL and R&D credit carryover of Cortina Systems Inc. (“Cortina”), are also subject to annual limitation under the Code sections 382 and 383. The NOL carryover of ClariPhy Communications Inc. (“ClariPhy”) and eSilicon is subject to annual limitation under Code section 382. The Company’s acquisitions of Cortina, ClariPhy and eSilicon caused an ownership change that resulted in an annual limitation, as well as each company’s legacy annual limitation amount from ownership changes prior to acquisition, respectively. The NOL and R&D credit carryforward which will expire unused due to annual limitations is not recognized for financial statement purposes and is not reflected in the above carryover amounts.

The Company’s NOL carryforwards include Cortina’s federal and state pre-acquisition NOL of $49,152 and $3,919, respectively. These NOL carryforwards will begin to expire in 2024 for federal and 2026 for state. The Company’s NOL carryforwards include ClariPhy’s federal and state pre-acquisition NOL of $46,601 and $68,104, respectively. These NOL carryforwards will begin to expire in 2032 for federal and 2028 for state. The Company’s NOL carryforwards include eSilicon’s federal and state pre-acquisition NOL of $156,101 and $26,200, respectively. These NOL carryforwards will begin to expire in 2021 for federal and 2023 for state. The Company’s R&D credit carryforwards included Cortina’s federal and state pre-acquisition credits of $6,033 and $7,912, respectively. The federal R&D credit carryforward will begin to expire in 2027. While some state tax credits will begin to expire in 2021, most do not expire. The utilization of Cortina, ClariPhy and eSilicon’s pre-acquisition tax attributes is subject to certain annual limitations under the Code sections 382 and 383. No benefit for Cortina’s tax attributes was recorded upon the close of the acquisition, as the benefit from these tax attributes did not meet the “more-likely-than-not” standard.

The Company operates under tax holiday in Singapore. The Singapore tax holiday allows for a reduced income tax rate of 5.5% effective through April 2025. The Singapore statutory rate is 17%. The tax holiday is conditional upon meeting certain employment, activities and investment thresholds. As of December 31, 2020, the Company believes it has met all of the required thresholds. The Company is eligible for a tax incentive program in Vietnam that allows for a reduced income tax rate of 0% effective through December 2023. The Vietnam statutory rate is 20%. As of December 31, 2020, the Company believes that it is in compliance with the Vietnam regulatory requirements. As a result of these reduced tax rates, foreign tax expense decreased by $11,946, $1,729 and $2,093 for the years ended December 31, 2020, 2019 and 2018, respectively. The effect of the tax holidays on diluted earnings per share was ($0.24), ($0.04) and ($0.05) for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table summarizes the changes in gross unrecognized tax benefits:

	Year Ended December 31,
	2020	2019	2018
Balance as of January 1	$61,300	$53,943	$47,606
Increases based on tax positions related to the current year	11,855	7,926	5,747
Increases (decreases) based on tax positions of prior year	(10,885)	(518)	708
Gross increase for acquired unrecognized tax benefits	453	—	—
Statute of limitation expirations	(58)	(51)	(118)

Balance as of December 31	$62,665	$61,300	$53,943

As of December 31, 2020, the Company had approximately $4,600 of unrecognized tax benefits that if recognized would affect the effective income tax rate. The Company believes that before the end of next year, it is reasonably possible that the gross unrecognized tax benefit may decrease by approximately $44 due to statute of limitation expiration in foreign jurisdictions.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recorded $15, $16 and $17 in interest expense in the years ended December 31, 2020, 2019 and 2018, respectively. The Company had $43, $56 and $65 of interest expense and penalties accrued as of December 31, 2020, 2019 and 2018, respectively.

The Company files income tax returns in the U.S. federal jurisdiction, various states and certain foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for tax years ended on or before December 31, 2011 or to California state income tax examinations for tax years ended on or before December 31, 2010. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward.

The Company does not provide for U.S. income taxes on undistributed earnings of its controlled foreign corporations as the Company intends to reinvest these earnings indefinitely outside the United States. At December 31, 2020, foreign subsidiaries had cumulative undistributed earnings of $110,205 that, if repatriated, is expected to result in immaterial U.S. taxes.

The Company is currently under examination by the Inland Revenue Authority of Singapore (“IRAS”) for the years 2010 through 2015. The IRAS made an adjustment to the timing of deducting certain intercompany payments, the effect of which has been reflected in the provision and did not result in a material impact to the consolidated financial statements. As of the report date, the examination is ongoing.

In May 2020, the U.S. Internal Revenue Service concluded its examination of the Company’s 2016 tax year with no changes. As a result, the Company reversed certain unrecognized tax benefit that had no impact on the Company’s income tax provision as a result of the full federal valuation allowance.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act includes measures concerning income tax, employer payroll taxes, and loan programs. The effect of the CARES Act does not have a material impact on the Company’s consolidated financial statements and related disclosures.

12. Earnings Per Share

The following securities were not included in the computation of diluted earnings per share as inclusion would have been anti-dilutive:

	Year Ended December 31,
	2020	2019	2018
Common stock options	665,015	1,032,485	1,208,643
Unvested restricted stock unit	2,827,932	2,772,991	2,871,135
Convertible debt	8,304,801	10,830,038	10,830,038

	11,797,748	14,635,514	14,909,816

13. Stock-Based Compensation

In June 2010, the Board of Directors (the “Board”) approved the Company’s 2010 Stock Incentive Plan (the “2010 Plan”), which became effective in November 2010. The 2010 Plan provides for the grants of restricted stock, stock appreciation rights and stock unit awards to employees, non-employee directors, advisors and consultants. The Compensation Committee administers the 2010 Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award. Options granted under the 2010 Plan are exercisable only upon vesting. At December 31, 2020, 5,619,804 shares of common stock have been reserved for future grants under the 2010 Plan.

Stock Option Awards

The Company did not grant any stock options during the years ended December 31, 2020, 2019 and 2018.

The following table summarizes information regarding options outstanding:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2019	905,141	$13.68	1.81	$54,616

Exercised	(812,710)	$13.77

Outstanding at December 31, 2020	92,431	$12.89	1.08	$13,641

Vested and Exercisable as of December 31, 2020	92,431	$12.89	1.08	$13,641

The intrinsic value of options outstanding, exercisable and vested and expected to vest is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of the respective balance sheet dates.

The total intrinsic value of options exercised during the years ended December 31, 2020, 2019 and 2018 was $96,417, $12,008 and $4,553, respectively. The intrinsic value of exercised options is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date. Cash received from the exercise of stock options was $11,190, $2,616 and $719, respectively, for the years ended December 31, 2020, 2019 and 2018.

Restricted Stock Units and Awards

The Company granted restricted stock units (“RSUs”) to members of the Board and its employees. Most of the Company’s outstanding RSUs vest over four years with vesting contingent upon continuous service. The Company determines the fair value of RSUs using the market price of the common stock on the date of the grant.

The following table summarizes information regarding outstanding restricted stock units:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Outstanding at December 31, 2019	3,822,325	$41.38
Granted	1,455,465	$88.70
Vested	(1,886,008)	$44.77
Canceled	(95,531)	$56.16

Outstanding at December 31, 2020	3,296,251	$59.90

Expected to vest in the future as of December 31, 2020	3,265,609

The RSUs include performance-based stock units subject to achievement of pre-established revenue and earnings per share goals on a non-GAAP basis. Once the goals are met, the performance-based stock units are subject to four years of vesting from the original grant date, contingent upon continuous service. As of December 31, 2020, the total performance-based units outstanding was 34,224.

Market Value Stock Units

In January 2018, the compensation committee of the Board approved long-term market value stock unit (MVSU) awards to certain executive officers and employees, subject to certain market and service conditions in the maximum total amount of 702,000 units. Recipients may earn between 0% to 225% of the target number of shares based on the Company’s achievement of total shareholder return (TSR) in comparison to the TSR of companies in the S&P 500 Index over a period of approximately three years in length ending in the first calendar quarter of 2021 after reporting of fiscal year 2020 results. If the Company’s absolute TSR is negative for the performance period, then the maximum number of shares that may be earned is the target number of shares. The fair value of the MVSU awards was estimated using a Monte Carlo simulation model and compensation is being recognized ratably over the service period. The expected volatility of the Company’s common stock was estimated based on the historical average volatility rate over the three-year period. The dividend yield assumption was based on historical and anticipated dividend payouts. The risk-free interest rate assumption was based on observed interest rates consistent with three-year measurement period. The total amount of compensation to recognize over the service period, and the assumptions used to value the grants are as follows:

Total target shares	312,000
Fair value per share	$55.81
Total amount to be recognized over the service period	$17,413
Risk free interest rate	2.29%
Expected volatility	47.52%
Dividend yield	—

In December 2020, the compensation committee of the Board approved the accelerated vesting of 50,800 target shares to certain executive officers. The Company issued 114,300 shares of common stock as the recipients met the maximum of target shares.

In February 2020, the compensation committee of the Board approved long-term MVSU awards to certain executive officers and employees, subject to certain market and service conditions, in the maximum total amount of 346,201 units. Recipients may earn between 0% to 225% of the target number of shares based on the Company’s achievement of TSR in comparison to the TSR of companies in the S&P 500 Index over a period of approximately two years and three years in length. The two-year and three-

year MVSU grants will end on February 9, 2022 and 2023, respectively. If the Company’s absolute TSR is negative for the performance period, then the maximum number of shares that may be earned is the target number of shares. The fair value of the MVSU awards was estimated using a Monte Carlo simulation model and compensation is being recognized ratably over the service period. The expected volatility of the Company’s common stock was estimated based on the historical average volatility rate over the two- and three-year periods. The dividend yield assumption was based on historical and anticipated dividend payouts. The risk-free interest rate assumption was based on observed interest rates consistent with two- and three-year measurement periods. The total amount of compensation to recognize over the service period, and the assumptions used to value the grants are as follows:

	Two-Year Term	Three-Year Term
Total target shares	53,448	101,775
Fair value per share	$119.90	$125.30
Total amount to be recognized over the service period	$6,408	$12,752
Risk free interest rate	1.41%	1.38%
Expected volatility	41.37%	43.79%
Dividend yield	—	—

Employee Stock Purchase Plan

In December 2011, the Company adopted the Employee Stock Purchase Plan (“ESPP”). Participants purchase the Company’s stock using payroll deductions, which may not exceed 15% of their total cash compensation. Pursuant to the terms of the ESPP, the “look-back” period for the stock purchase price is six months. Offering and purchase periods will begin on February 10 and August 10 of each year. Participants will be granted the right to purchase common stock at a price per share that is 85% of the lesser of the fair market value of the Company’s common shares at the beginning or the end of each six-month period.

The ESPP imposes certain limitations upon an employee’s right to acquire common stock, including the following: (i) no employee shall be granted a right to participate if such employee immediately after the election to purchase common stock, would own stock possessing 5% or more to the total combined voting power or value of all classes of stock of the Company, and (ii) no employee may be granted rights to purchase more than $25 fair value of common stock for each calendar year. The maximum aggregate number of shares of common stock available for purchase under the ESPP is 2,750,000. Total common stock issued under the ESPP during the years ended December 31, 2020, 2019 and 2018 was 128,892, 208,721 and 283,493, respectively.

The fair value of award under the employee stock purchase plan is estimated at the start of offering period using the Black-Scholes option pricing model with the following average assumptions for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Risk-free interest rate	0.87%	2.26%	2.01%
Expected life (in years)	0.49	0.49	0.50
Dividend yield	—	—	—
Expected volatility	50%	43%	46%
Estimated fair value	$29.17	$13.35	$8.35

Stock-Based Compensation Expense

Stock-based compensation expense is included in the Company’s results of operations as follows:

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$7,859	$6,208	$2,527
Research and development	62,768	42,265	37,397
Sales and marketing	22,990	15,561	13,470
General and administrative	17,630	12,821	10,490

	$111,247	$76,855	$63,884

As of December 31, 2020, total unrecognized compensation cost related to unvested stock options and awards prior to the consideration of expected forfeitures, was approximately $161,581, which is expected to be recognized over a weighted-average period of 2.55 years.

14. Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan (the “Plan”) which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Code. The Company may, at its discretion, make matching contributions to the Plan. Furthermore, the Company is responsible for administrative costs of the Plan. The Company accrued $2,932, $1,976 and $1,800 in contributions to the Plan for the years ended December 31, 2020, 2019 and 2018, respectively.

15. Fair Value Measurements

The guidance on fair value measurements requires fair value measurements to be classified and disclosed in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The Company measures its investments in marketable securities at fair value using the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company has cash equivalents which consist of money market funds valued using the amortized cost method, in accordance with Rule 2a-7 under the 1940 Act which approximates fair value.

The convertible notes are carried on the consolidated balance sheets at their original issuance value including accreted interest, net of unamortized debt discount and issuance costs. The Convertible Notes are not marked to fair value at the end of each reporting period. As of December 31, 2020 and 2019, the fair value of Convertible Notes was determined on the basis of market prices observable for similar instruments and is considered Level 2 in the fair value hierarchy. The fair value of the outstanding Convertible Notes as of December 31, 2020 and 2019 was $890,181 and $845,296, respectively.

The following table presents information about assets required to be carried at fair value on a recurring basis:

December 31, 2020	Total	Level 1	Level 2
Assets
Cash equivalents:
Money market funds	$21,044	$20,408	$636
Commercial paper	18,297	—	18,297
Investments in marketable securities:
Municipal bonds	18,940	—	18,940
Corporate notes/bonds	39,546	—	39,546
Asset-backed securities	2,504	—	2,504
Commercial paper	2,399	—	2,399

	$102,730	$20,408	$82,322

December 31, 2019	Total	Level 1	Level 2
Assets
Cash equivalents:
Money market funds	$190,598	$67,494	$123,104
Commercial paper	9,465	—	9,465
Municipal bonds	1,250	—	1,250
Investments in marketable securities:
U.S. Treasury securities	3,759	3,759	—
Municipal bonds	6,119	—	6,119
Corporate notes/bonds	119,449	—	119,449
Asset-backed securities	4,268	—	4,268
Commercial paper	6,464	—	6,464
Certificate of deposit	72	72	—

	$341,444	$71,325	$270,119

As discussed in Note 3, the Company has a marketable equity investment. The marketable equity investment is classified as Level 1 in the fair value hierarchy. As discussed in Note 3, the Company has non-marketable equity investments which are classified within Level 3 in the fair value hierarchy.

16. Segment and Geographic Information

The Company operates in one reportable segment. Revenue by region is classified based on the locations to which the product is transported, which may differ from the customer’s principal offices.

The following table sets forth the Company’s revenue by geographic region:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
China	$365,170	$164,715	$113,684
United States	162,978	103,402	87,545
Thailand	70,771	54,468	40,884
Other	84,035	43,050	52,377

	$682,954	$365,635	$294,490

As of December 31, 2020, $72,364 of long-lived tangible assets are located outside the United States of which $59,931 are located in Taiwan. As of December 31, 2019, $33,826 of long-lived tangible assets are located outside the United States of which $27,750 are located in Taiwan.

17. Commitments and Contingencies

Leases

The Company has noncancelable service agreements, including software licenses, colocation and cloud services used in research and development activities expiring in various years through 2025.

Future minimum payments under noncancelable service agreements having initial terms in excess of one year are as follows:

December 31, 2020
2021	$391
2022	119
2023	47
2024	46
2025	37

$640

Noncancelable Purchase Obligations

The Company depends upon third party subcontractors to manufacture wafers. The Company’s subcontractor relationships typically allow for the cancellation of outstanding purchase orders, but require payment of all expenses incurred through the date of cancellation. As of December 31, 2020, the total value of open purchase orders for wafers was approximately $40,642. As of December 31, 2020, the Company has a commitment to pay mask costs of $337.

Legal Proceedings

Netlist, Inc. v. Inphi Corporation, Case No. 09-cv-6900 (C.D. Cal.)

On September 22, 2009, Netlist filed suit in the United States District Court, Central District of California (the “Court”), asserting that the Company infringes U.S. Patent No. 7,532,537. Netlist filed an amended complaint on December 22, 2009, further asserting that the Company infringes U.S. Patent Nos. 7,619,912 and 7,636,274, collectively with U.S. Patent No. 7,532,537, the patents-in-suit, and seeking both unspecified monetary damages to be determined and an injunction to prevent further infringement. These infringement claims allege that the iMB™ and certain other memory module components infringe the patents in-suit. The Company answered the amended complaint on February 11, 2010 and asserted that the Company does not infringe the patents-in-suit and that the patents-in-suit are invalid. In 2010, the Company filed inter partes requests for reexamination with the United States Patent and Trademark Office (the “USPTO”), asserting that the patents-in-suit are invalid. As a result of the proceedings at the USPTO, the Court has stayed the litigation, with the parties advising the Court on status every 120 days.

As to the proceeding at the USPTO, reexamination has been ordered and concluded for all of the patents that Netlist alleged to infringe. The Reexamination Certificate for U.S. Patent No. 7,532,537 was issued on August 2, 2016 based on amended claims being determined patentable. The Reexamination Certificate for U.S. Patent No. 7,636,274 was issued on November 5, 2018, indicating that all claims, 1 through 97, were cancelled. The Reexamination Certificate for U.S. Patent No. 7,619,912 was issued on February 8, 2021, with certain claims being cancelled, other amended claims being determined patentable, and further claims dependent on the amended claim being determined patentable

While the Company intends to defend the lawsuit vigorously to the extent that Netlist has valid claims remaining in view of the USPTO proceedings, the litigation, whether or not determined in the Company’s favor or settled, could be costly and time-consuming and could divert management’s attention and resources, which could adversely affect the Company’s business.

Due to the nature of the litigation, the Company is currently unable to predict the final outcome of this lawsuit and therefore cannot determine the likelihood of loss nor estimate a range of possible loss. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, the Company’s business, financial condition, results of operations or cash flows could be materially and adversely affected.

Claims Against eSilicon Corporation

In connection with the Company’s acquisition of eSilicon, eSilicon and the Company have received written communications from certain former stockholders of eSilicon demanding to inspect eSilicon’s books and records and indicating that such stockholders will be seeking appraisal of shares they held in eSilicon. Certain of these former eSilicon stockholders also have stated that they may assert claims against eSilicon’s directors and senior officers for alleged breaches of fiduciary duty and other violations in connection with the merger between eSilicon and a subsidiary of the Company.

On May 11, 2020, three purported former stockholders of eSilicon initiated an action in the Delaware Court of Chancery captioned Tran v. eSilicon Corporation, C.A. No. 2020-0356-PAF, seeking appraisal of certain eSilicon shares. On June 4, 2020, eSilicon answered the petition and filed the verified list required by DGCL § 262(f). On December 31, 2020, after eSilicon finalized settlement agreements for immaterial amount with these petitioners and certain other stockholders who also purported to demand appraisal for shares of eSilicon common stock, the Court of Chancery dismissed the Tran action with prejudice pursuant to the stipulation of the parties.

On December 23, 2020, seven purported former stockholders of eSilicon initiated an action in the Delaware Court of Chancery captioned Kupec v. eSilicon Corporation, C.A. No. 2020-1099-PAF, seeking appraisal of certain eSilicon shares. On January 19, 2021, eSilicon answered the petition and filed the verified list required by DGCL § 262(f). Discovery in this action is ongoing and no trial date has been set.

The Company is unaware of any other petition for appraisal or lawsuit that has been filed by any former eSilicon stockholder. The Company plans to vigorously defend against lawsuits arising out of or relating to the merger agreement and/or the merger that may be filed in the future. Amounts payable as a result of these claims are recoverable from the escrow set up as part of the eSilicon acquisition.

From time to time, the Company is involved in certain other litigation matters but does not consider these matters to be material either individually or in the aggregate. The Company’s view of these matters may change in the future as the litigation and events related thereto unfold.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnifications. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2020 and December 31, 2019.

18. Pending Merger with Marvell Technology

On October 29, 2020, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Marvell Technology Group Ltd., a Bermuda exempted company (“Marvell”), Maui HoldCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Marvell (“HoldCo”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly-owned subsidiary of HoldCo (“Bermuda Merger Sub”), and Indigo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HoldCo (“Delaware Merger Sub”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Bermuda Merger Sub will merge with and into Marvell, with Marvell surviving the merger as a wholly-owned subsidiary of HoldCo (the “Bermuda Merger”), followed immediately by the merger of Delaware Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of HoldCo (the “Delaware Merger” and, together with the Bermuda Merger, the “Mergers”). The Mergers will result in a combined company domiciled in the United States, with Marvell shareholders owning approximately 83% of the combined company, and the Company’s stockholders owning approximately 17% of the combined company.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, (i) at the effective time of the Bermuda Merger, all issued and outstanding common shares of Marvell (other than shares held by Marvell in Marvell’s treasury or held by HoldCo, Bermuda Merger Sub or any other subsidiary of Marvell) will be automatically converted into the right to receive one share of common stock of HoldCo (“HoldCo Common Stock”) and (ii) at the effective time of the Delaware Merger, all outstanding shares of common stock of the Company (other than (x) shares held by the Company (or held in the Company’s treasury) or held by Marvell, Delaware Merger Sub or any other subsidiary of Marvell or held, directly or indirectly, by any subsidiary of the Company or (y) shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law) will be automatically converted into the right to receive 2.323 shares of HoldCo Common Stock and $66.0 in cash per share, without interest, plus cash in lieu of any fractional shares of HoldCo Common Stock.

If the Merger Agreement is terminated under certain circumstances, an alternative acquisition proposal had previously been made with respect to the Company, and within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement for certain extraordinary corporate transactions or completes any such transaction, the Company would be obligated to pay Marvell a fee equal to $300,000. The Company would also be obligated to pay this fee if the Merger Agreement is terminated because of certain triggering events by the Company, including the Board changing or withdrawing its recommendation regarding the Mergers, or failing to reaffirm its’ support for the Mergers in certain circumstances. Additionally, the Company would be obligated to pay this fee if it elects to terminate the Merger Agreement to enter into certain superior acquisition transactions.

If the Merger Agreement is terminated because of certain triggering events by Marvell, including Marvell’s board of directors changing or withdrawing its recommendation regarding the Mergers, or failing to reaffirm its support for the Mergers in certain circumstances, Marvell would be obligated to pay the Company a fee equal to $400,000. Marvell would also be obligated to pay this fee if it elects to terminate the Merger Agreement to enter into certain superior acquisition transactions. Additionally, if the Merger Agreement is terminated due to failure to receive certain regulatory approvals or because of the existence of certain government orders or litigations, Marvell would be obligated to pay the Company a fee equal to $460,000.

If the Merger Agreement is terminated due to the failure to obtain the Company’s stockholder approval or Marvell’s shareholder approval, the party whose stockholders did not approve the transaction will be obligated to reimburse the other party for its fees, costs and other expenses related to the Merger Agreement (including legal fees, financial advisory fees, and consultant fees), up to a maximum of $25,000.

19. Subsequent Event

In February 2021, the compensation committee of the Board of Directors approved long-term grants to employees of 673,525 RSU awards.

20. Supplementary Financial Information (Unaudited)

Quarterly Results of Operations

	Year Ended December 31, 2020(1)(3)
	Mar. 31, 2020	Jun. 30, 2020(2)(4)	Sept. 30, 2020	Dec. 31, 2020
	(in thousands, except per share amounts)
Revenue	$139,430	$175,292	$180,691	$187,541
Gross profit	73,697	92,932	101,540	102,962
Net loss	(20,286)	(24,051)	(3,380)	(12,027)
Basic earnings per share	(0.44)	(0.49)	(0.07)	(0.23)
Diluted earnings per share	(0.44)	(0.49)	(0.07)	(0.23)

	Year Ended December 31, 2019
	Mar. 31, 2019	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019
	(in thousands, except per share amounts)
Revenue	$82,223	$86,285	$94,231	$102,896
Gross profit	47,631	49,109	54,482	61,599
Net loss	(22,745)	(20,578)	(16,180)	(13,408)
Basic earnings per share	(0.51)	(0.46)	(0.36)	(0.29)
Diluted earnings per share	(0.51)	(0.46)	(0.36)	(0.29)

(1)

On January 10, 2020 and May 18, 2020, the Company completed the acquisition of eSilicon for $214,644 and Arrive for $20,141. The revenue and expenses of eSilicon and Arrive are included in consolidated statement of income (loss) from the date of the acquisition.

(2)	In April 2020, the Company issued $506,000 of 0.75% convertible senior notes due April 15, 2025.
(3)

In 2020, the Company repurchased $180,454 and $226,983 aggregate principal amount of the Convertible Notes 2015 and Convertible Notes 2016, respectively, paying a total of $411,677 cash (excluding payment for accrued interest) and issued 4,977,756 million shares of common stock. The repurchase was accounted for as a debt extinguishment which resulted in loss from early extinguishment of debt of $13,539.

(4)

The income tax expense included a reversal of certain unrecognized tax benefit as a result of the Internal Revenue Service exam conclusion with a no change report. The reversal of the unrecognized tax benefit had no impact on the Company’s income tax provision as a result of the full federal valuation allowance. In addition, the income tax expense included an accrual for unrecognized tax benefit for foreign taxes and an income tax benefit for the remeasurement of certain net foreign deferred tax liability based on the renewed tax holiday period in Singapore.